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                                                                     Exhibit 3.3

                            ARTICLES OF INCORPORATION
                                       OF
                     CONSECO FINANCE SECURITIZATIONS CORP.

         The undersigned incorporator, in order to form a corporation under Chapter 302A of the Minnesota Statutes, adopts the following articles of incorporation:

         ARTICLE 1. Name. The name of the corporation is Conseco Finance Securitizations Corp. (hereinafter called the "Corporation").

         ARTICLE 2. Registered Office. The address of the Corporation's registered office is 300 Landmark Towers, 345 Saint Peter Street, St. Paul, Minnesota 55102-1641.

         ARTICLE 3. Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage exclusively in the following business and financial activities:

                  (a) to acquire from Green Tree Financial Corporation ("GTFC") and to hold, sell, transfer or pledge pools of various loans and or contracts originated or acquired by GTFC (the "Loans");

                  (b) to enter into any agreement providing for the sale, transfer or pledge of Loans to special purpose trusts, other corporations or other entities (the "Transferees");

                  (c) to enter into any agreement relating to any Loans that provides for the administration, servicing and collection of amounts due on such Loans;

                  (d) to sell, transfer or retain any asset-backed securities issued by Transferees; and

                  (e) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the Minnesota Business Corporation Act that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (d) above.

         The Corporation may not incur indebtedness other than liabilities incurred in the ordinary course of the business described above.

         ARTICLE 4. Number of Shares. The total number of shares of all classes of stock which the Corporation has the authority to issue is 10, all of which shares are to be Common Stock of the par value of $.01 per share.
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         ARTICLE 5. Board of Directors.

                  (a) The number of directors of the Corporation will not be less than three nor more than seven, with the exact number to be fixed in the Bylaws. The Board of Directors shall include at least two individuals who are Independent Directors. As used herein, an "Independent Director" shall be an individual who: (i) is not and has not been employed by Green Tree or any of its subsidiaries or affiliates as a director, officer or employee within the five years immediately prior to such individual's appointment as an Independent Director (provided that such individual may also serve as a director of other subsidiaries of Green Tree); (ii) is not (and is not affiliated with a company or a firm that is) a significant advisor or consultant to Green Tree or any of its subsidiaries and affiliates; (iii) is not affiliated with a significant customer or supplier of Green Tree or any of its subsidiaries or affiliates; (iv) is not affiliated with a company of which Green Tree or any of its subsidiaries and affiliates is a significant customer or supplier; (v) does not have significant personal services contract(s) with Green Tree or any of its subsidiaries or affiliates; (vi) is not affiliated with a tax-exempt entity that receives significant contributions from Green Tree or any of its subsidiaries or affiliates; (vii) is not the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of such number of shares of any classes of common stock of Green Tree the value of which constitutes more than 0.1% of the outstanding common stock of Green Tree; and (viii) is not a spouse, parent, sibling or child of any person described by (i) through (vii).

                  (b) As used in paragraph (a) of this Article 5, the following terms shall have the meanings set forth in this section:

                           (i) An "affiliate" of a person, or a person
                  "affiliated with" a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

                           (ii) The term "control" (including the terms
                  "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

                           (iii) The term "person" shall mean any individual,
                  partnership, firm, corporation, association, limited liability company, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1998.


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                           (iv) A "subsidiary" of Green Tree shall mean any
                  corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by Green Tree.

                           (v) A person shall be deemed to be, or to be
                  affiliated with, a company or firm that is a "significant advisor or consultant to Green Tree or any of its subsidiaries or affiliates" if he, she, or it, as the case may be, received or would receive fees or similar compensation from Green Tree or any of its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues which Green Tree and its subsidiaries received for the sale of their products and services during the last fiscal year of Green Tree; (B) 5% of the gross revenues of the person during the last calendar year if such person is a self-employed individual and (C) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

                           (vi) A "significant customer of Green Tree or any of
                  its subsidiaries or affiliates" shall mean a customer from which Green Tree and any of its subsidiaries or affiliates collectively in the last fiscal year of Green Tree received payments in consideration for the products and services of Green Tree and its subsidiaries or affiliates which are in excess of 3% of the consolidated gross revenues of Green Tree and its subsidiaries during such fiscal year.

                           (vii) A "significant supplier of Green Tree or any of
                  its subsidiaries or affiliates" shall mean a supplier to which Green Tree and any of its subsidiaries or affiliates collectively in the last fiscal year of Green Tree made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of Green Tree and its subsidiaries during such fiscal year.

                           (viii) Green Tree or any of its subsidiaries and
                  affiliates shall be deemed a "significant customer" of a company if Green Tree and any of its subsidiaries and affiliates collectively were the direct source during such company's last fiscal year of in excess of 5% of the gross revenues which such company received for the sale of its products and services during such fiscal year.

                           (ix) Green Tree or any of its subsidiaries and
                  affiliates shall be deemed a "significant supplier" of a company if Green Tree and any of its subsidiaries and affiliates collectively received in such company's last fiscal year payments from such company in excess of 5% of the gross revenues which such company received during such fiscal year for the sale of its products and services.


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                           (x) A person shall be deemed to have "significant
                  personal services contract(s) with Green Tree or any of its subsidiaries or affiliates" if the fees and other compensation received by the person pursuant to personal services contract(s) with Green Tree and any of its subsidiaries or affiliates exceeded or would exceed 5% of his or her gross revenues during the last calendar year.

                           (xi) A tax-exempt entity shall be deemed to receive
                  "significant contributions from Green Tree or any of its subsidiaries or affiliates" if such tax-exempt entity received during such tax-exempt entity's last fiscal year contributions from Green Tree or its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues of Green Tree and its subsidiaries during such fiscal year and
                  (B) 5% of the contributions received by the tax-exempt entity during such fiscal year.

                  (c) The number of directors constituting the initial Board of Directors of the Corporation is four, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their respective successors are elected and qualify are:


                    Name                            Address
          -------------------------       ------------------------------
          Bruce A. Crittenden             1100 Landmark Towers
                                          345 St. Peter Street
                                          St. Paul, MN 55102-1639

          Joel H. Gottesman               1100 Landmark Towers
                                          345 St. Peter Street
                                          St. Paul, MN 55102-1639

          Paul A. Boyum                   24739 Dodd Boulevard
                                          Lakeville, MN 55044

          Gary P. Mills                   10587 E. Bella Vista
                                          Scottsdale, AZ 85258

                  (d) To the fullest extent permitted by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.


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         ARTICLE 6. Internal Affairs. The Corporation will conduct its affairs in accordance with the following provisions:

                  (a) it will establish an office through which its business will be conducted, which office will be separate and apart from that of any person or entity owning beneficially more than 50% of the outstanding shares of Common Stock of the Corporation and will be separate and apart from that of any of such owner's subsidiaries or affiliates other than the Corporation;

                  (b) it will maintain separate corporate records and books of account from those of such owner, subsidiaries and affiliates as are referred to in (a);

                  (c) its assets will not be commingled with those of any other corporation; and

                  (d) its Board of Directors will hold regular meetings, not less frequently than once every calendar quarter, to review the actions of the officers of the Corporation and to authorized and approve (1) all transactions outside the ordinary course of the Corporation's business, and (2) such other transactions, agreements and actions of the Corporation as the Board of Directors deems appropriate in connection with its review and supervision of the Corporation's actions. The Board of Directors must consider the interests of the creditors of the Corporation in connection with all corporate actions.

         ARTICLE 7. Written Action By Directors. An action required or permitted to be taken at a meeting of the Board of Directors of the Corporation may be taken by a written action signed, or counterparts of a written action signed, in the aggregate by all of the directors unless the action need not be approved by the shareholders of the Corporation, in which case the actions may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the Corporation at which all of the directors were present.

         ARTICLE 8. Limitations on Actions. Notwithstanding any other provision of the Articles of Incorporation, Bylaws or any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without (i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including the affirmative vote of the Independent Director:

                  (a) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or


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         hereinafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation; provided, that if there shall not be two Independent Directors then in office and acting, a vote upon any matter set forth in this paragraph (a) of this Article 8 shall not be taken unless and until two Independent Directors shall have been appointed and qualified;

                  (b) amend, alter, change or repeal any of the following articles of these Articles of Incorporation: Article 3, Article 5,
         Article 6 or this Article 8; or

                  (c) (i) engage in any business or activity other than as authorized by Article 3 hereof, (ii) dissolve or liquidate, in whole or in part or (iii) consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it.

         ARTICLE 9. Amendment, Alteration or Repeal. The Corporation reserves the right to amend, alter, or repeal any other provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights of shareholders herein are subject to this reservation; provided, however, that Article 3, Article 5, Article 6 and Article 8 may be amended only in accordance with Article 8 of these Articles of Incorporation.

         ARTICLE 10. Name and Address of Incorporator. The name and address of the incorporator, who is a natural person of full age, are:


     Charles F. Sawyer                 Pillsbury Center South
                                       220 South Sixth Street
                                       Minneapolis, MN 55402


Dated: September 9, 1999

                                          /s/ Charles F. Sawyer
                                          ------------------------------------
                                          Charles F. Sawyer



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